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                                                                     EXHIBIT 1.2

CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-155092 of Hartford Life and Annuity Insurance Company Separate Account VL II, on Form N-6, of our report dated April 27, 2009, (which report expresses an unqualified opinion in accordance with accounting practices prescribed and permitted by the Insurance Department of the State of Connecticut and includes an explanatory paragraph relating to the Company's approval from the State of Connecticut Insurance Department for the use of a permitted practice related to the accounting for deferred income taxes), relating to the statutory basis financial statements of Hartford Life and Annuity Insurance Company as of December 31, 2008 and 2007 and for each of the three years ended December 31, 2008, and of our report dated February 18, 2009, relating to the statements of assets and liabilities of Hartford Life and Annuity Insurance Company Separate Account VL II as of December 31, 2008, and the related statements of operations and changes in net assets for the respective stated periods then ended, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
September 4, 2009